                          TRANSITION SERVICES AGREEMENT

     This TRANSITION SERVICES AGREEMENT (this "AGREEMENT") is entered into as of December 3, 2001 (the "EFFECTIVE DATE"), between Rhythms NetConnections Inc., a Delaware corporation (the "SELLER"), and MCI WorldCom Network Services, Inc. (the "BUYER"). Each of Buyer and Seller is sometimes referred to herein as a "PARTY" and, together, as the "PARTIES."

                                    RECITALS

     WHEREAS, Buyer and Seller (along with certain of its subsidiaries) are parties to that certain Asset Purchase Agreement, dated September 24, 2001 (the "PURCHASE AGREEMENT"), providing for the sale, assignment and transfer by Seller, and the acquisition and assumption by Buyer, of the Acquired Assets and Assumed Liabilities (as defined in the Purchase Agreement) (the "WCOM TRANSACTION"); and

     WHEREAS, following the Closing of the WCOM Transaction, Seller will continue to operate its remaining business pending (1) the completion of the sale of its remaining assets, (2) the resolution of claims, if any, asserted by third parties against Seller, (3) resolution of claims asserted against third parties by Seller, (4) the satisfaction of its remaining liabilities and (5) the wind down and liquidation of Seller (the "WIND DOWN"); and

     WHEREAS, one of the acquired Assets to be transferred to Buyer is Seller's lease for the premises located at 9100 East Mineral Circle, Englewood, Colorado 80112 (the "SUBLEASED PREMISES"); and

     WHEREAS, at Seller's request, following the Closing of the WCOM Transaction, Buyer has agreed to permit Seller to occupy certain space located within the Subleased Premises while Seller completes the Wind Down (the "SUB-SUBLEASED PREMISES"), which agreement is memorialized in that certain Sub-Sublease Agreement, of even date herewith, by and between Buyer and Seller, as defined therein (the "SUB-SUBLEASE," a copy of which is attached hereto as EXHIBIT A); and

     WHEREAS, at Seller's request, following the Closing of the WCOM Transaction, Buyer has agreed to provide certain transition services to Seller while Seller completes the Wind Down, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the representations and warranties and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

                                    AGREEMENT

     1. DEFINED TERMS. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Purchase Agreement.

     2.   TRANSITION SERVICES AND COOPERATION.

          a. During the Transition Period (as defined below), Buyer shall, on the terms and subject to the conditions of this Agreement, provide to Seller the services described in EXHIBIT B attached hereto and incorporated herein, as amended at any time and from time to time in a writing executed and delivered by Buyer and Seller (the "TRANSITION SERVICES").

          b. All Transition Services provided by Buyer to Seller shall be of the same general commercial type and of equivalent commercial quality used by Buyer in the operation of its own business at the Leased Premises, taking into account operational differences between Seller's and Buyer's businesses, the difference in sizes of Buyer's and Seller's businesses following the Effective Date, the difference in number of employees in Buyer's and Seller's business following the Effective Date.

          c. Following the Closing of the WCOM Transaction, Buyer and Seller shall cooperate with each other, to the extent commercially reasonable, with respect to other post-Closing matters to assist (i) the Buyer in the timely and cost effective transition of the Business to Buyer and (ii) the Seller in the timely and cost effective Wind Down of the Seller's business.

          d. Within 3 business days following the Closing of the WCOM Transaction, Buyer and Seller shall each appoint one transition representative who shall be responsible for identifying, communicating about, coordinating and resolving disputes concerning transition matters that arise during the Transition Period.

          e. The Transition Services will be available only for the purpose of the operation of the Wind Down and not for the benefit of any third party.

          f. Buyer shall not be required to provide any Transition Service to the extent that the performance of such Transition Service becomes impracticable as a result of a cause or causes outside the reasonable control of Buyer, including unfeasible technological requirements, or to the extent the performance of such Transition Services would require Buyer to violate applicable laws, rules, or regulations, court orders, arbitration orders, etc., or would result in the breach of any contract, agreement, license, arrangement, or other applicable document.

          g. In performing Transition Services hereunder, Buyer shall not be obligated to (a) hire any additional employees; (b) maintain the employment of any specific employee; (c) purchase, lease or license any additional equipment or software; or (d) pay any costs related to the transfer or conversion of Seller's data to Buyer or any alternative supplier of Transition Services.

     3.   TRANSITION PERIOD AND COOPERATION.

          a. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier to occur of (i) the 12 month anniversary of the Effective Date, or (ii) the 30th day after the date upon which either Party gives written notice of termination in accordance with the notice provisions of
Section 12(b) of this Agreement; PROVIDED, HOWEVER, that, as to any Transition Service or Additional Transition Service (as defined below) other than Continuing Access Services (as defined below), the term of this Agreement as to such Transition Service shall end on the date of termination of the Sub-Sublease, in accordance with its terms (the "INITIAL TERM").

          b. The Parties may mutually agree in writing to extend the Initial Term on such terms and conditions and for such period of time as they mutually agree (any such extension is an "EXTENDED TERM").

          c. The Initial Term and all Extended Terms are collectively referred to herein as the "TRANSITION PERIOD."

          d. The Transition Period shall terminate automatically upon the termination of the Sub-Sublease Agreement.

          e. Upon termination of this Agreement, the Parties' rights, benefits, privileges, duties, obligations and responsibilities hereunder shall immediately terminate; PROVIDED, HOWEVER, that notwithstanding the foregoing, Sections 4, 5, 6, 7 and 8 hereof shall survive the termination of this Agreement.

     4.   TRANSITION SERVICES FEES AND COSTS.

          a. INITIAL TERM FEE. On the first day of each fiscal quarter during the Transition Period, Seller shall prepay to Buyer, in immediately available funds, $9,000 representing the transition services fee for the Initial Term (the "INITIAL TERM FEE").

          b. SHARED PERSONNEL FEE. Within 5 business days following the last day of each calendar month during the Transition Period, Seller shall reimburse Buyer for the shared personnel expenses, including apportioned payroll expense, benefits, and tax withholdings (the "SHARED PERSONNEL FEE") for the shared employees identified on EXHIBIT B or any supplement to Exhibit B that Seller delivers to Buyer (the "SHARED EMPLOYEES"). In the event a Shared Employee ceases to be employed by Buyer or a subsidiary of Buyer for any reason during the Transition Period, Seller shall pay to Buyer for the month in which such termination occurs only the daily pro rated amount representing the portion of the Shared Personnel Fee attributable to such Shared Employee for the period prior to his termination by Buyer or Buyer's subsidiary. Buyer shall be responsible for paying with respect to all Shared Employees all (i) payroll obligations, (ii) employee benefits, including but not limited to insurance premiums and (iii) federal, state and local tax and all other employee and employer withholdings, whether required by law or at the request of an employee. The Seller's will not be obligated to reimburse Buyer for Shared Personnel Fees under this Section 4(b), with respect to a Shared Employee, if that Shared Employee shall cease to work at least a majority of his time for Buyer at 9100 East

Mineral Circle, Englewood, Colorado 80112. Buyer and Seller agree to negotiate in good faith an adjustment to the Shared Personnel Fee for any month during the Transition Period in which Buyer is unable, for reasons due to the operation of its own business, to provide all of the Shared Personnel services described on EXHIBIT B.

          c. EXTENDED TERM FEE. On or before the first day of each Extended Term, Seller shall prepay to Buyer, in immediately available funds, the entire fee for Transition Services for each Extended Term, in an amount equal to the Initial Term Fee divided by the number of months in the Initial Term multiplied by the number of months in the applicable Extended Term (the "EXTENDED TERM FEE").

          d. ADDITIONAL TRANSITION SERVICES FEE. Seller and Buyer shall negotiate in good faith the cost of any Transition Service requested by Seller that is not included on EXHIBIT B attached hereto (an "ADDITIONAL TRANSITION SERVICE"); PROVIDED, that Buyer shall have no obligation to provide any Additional Transition Service for less than 125% of the actual cost to Buyer of providing such Additional Transition Service.

     5.   CONTINUING TRANSITION SERVICES.

          a. CONTINUED ACCESS. Notwithstanding anything contained herein to the contrary, during the Transition Period and for the 3 year period following the termination of the Transition Period (the "ACCESS PERIOD"), and after 3 days written notice to Buyer, Buyer shall (i) provide Seller's employees, agents and representatives ("SELLER REPRESENTATIVES") reasonable access to the business records, data, information and materials that exist electronically or in paper form that are identified on Exhibit C hereto (the "Continued Access Materials") during normal business hours, and (ii) permit Seller Representatives to copy, download, duplicate or otherwise export the Continued Access Materials , and Buyer shall instruct its employees and agents to cooperate with any such access and/or copying, downloading or duplication of Continued Access Materials (the "Continued Access Services"). Such Continued Access Materials shall be made available to Seller Representatives by Buyer pursuant to this Section 5 regardless of whether such Continued Access Materials exist on paper or electronically, and regardless of whether such Continued Access Materials exist at the Subleased Premises or not.

          b. ACCESS FEE. For each day after the termination of the Transition Services Period in which a Seller Representative actually accesses, copies, downloads, duplicates or otherwise exports Continued Access Materials Seller shall pay to Buyer a fee in the amount of 1/30 (.0333) of the monthly portion of the Initial Term Fee or the Extended Term Fee, whichever is in force as of the termination of the Transition Services Period.

     6.   INDEPENDENT CONTRACTOR.

          a. Buyer and its employees that provide the Transition Services described herein shall be independent contractors in the performance of Buyer's obligations hereunder, shall not be employees of Seller or have any right to become employees of Seller and shall have no authority to assume or create any obligation or liability, express or implied, on behalf of

Seller or any of its affiliates, or to bind Seller or such affiliates in any manner whatsoever, without the express prior written consent of Seller. Buyer shall use commercial reasonableness in performing the Transition Services.

          b. This Agreement is not intended to create and shall not be construed as creating between Buyer and Seller the relationship of principal and agent, joint venturers, partners or any other similar relationship, and the existence of any such relationship is expressly denied.

     7. CONFIDENTIALITY. Each Party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence the terms of this Agreement and any information concerning the Transition Services provided pursuant to this Agreement or in connection with the negotiation hereof. Notwithstanding the preceding provision, a Party may disclose such information to the extent required by an applicable law (including disclosure required in connection with any judicial or administrative proceeding of any governmental authority), but the Party proposing to disclose such information will first notify and consult with the other Party concerning the proposed disclosure, to the extent reasonably feasible. Each Party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each Party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

     8. CERTAIN SUBLEASE PROVISIONS. Notwithstanding anything in the Sub-Sublease to the contrary, Buyer and Seller agree that Seller shall not be obligated to make any payments under the Prime Lease or the Sublease (as those terms are defined in the Sub-Sublease), including but not limited to the payment of utilities, taxes or additional rent.

     9. REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to each of the other Parties as follows:

          a. DUE ORGANIZATION. The Party is a corporation duly organized, validly existing and in good standing under the laws of the State of its formation or incorporation, as the case may be. The Party has all requisite power and authority to enter into this Agreement and to perform all of its obligations hereunder. The Party is duly qualified to do business and is in good standing in all jurisdictions where the conduct of its business or the ownership of its assets makes such qualifications necessary, except where failure to be so qualified would not have a material adverse effect on the Party or its financial condition or the transactions contemplated hereby.

          b. POWER AND AUTHORITY; NO VIOLATION. The Party has full power and authority to execute, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Party, and this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against the Party in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws from time to time in effect affecting or relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies. Neither the execution, delivery or performance of this Agreement by the Party nor the consummation of the transactions contemplated herein by the Party will, with or without the giving of notice or the passage of time, or both, conflict with, breach, result in a default or loss of rights (or give rise to any rights of termination, cancellation or acceleration) under, or result in the creation of any lien, pursuant to (a) any provision of the articles (or certificate) of incorporation, as the case may be, or other constituent documents of the Party; (b) any material note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which the Party is a party or by which the Party's properties may be bound or affected; or (c) any legal requirements to which the Party is a party or by which the Party's properties are bound or affected. No permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with any governmental authority or third party is required to be obtained or made by the Party in connection with the execution and delivery of this Agreement by the Party or the consummation by the Party of the transactions contemplated hereby in order to render this Agreement or the transactions contemplated hereby valid and effective.

          c. LEGAL MATTERS. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, writ, injunction, decree or judgment of any court, governmental authority or arbitration tribunal, in progress or pending, or to the knowledge of the Party threatened, against or relating to the right of the Party to perform its obligations under this Agreement, nor does the Party know or have reason to be aware of any basis for the same. There are outstanding no orders which would, individually or in the aggregate, have a material adverse effect on the ability of the Party to perform its duties and obligations hereunder or on the transactions contemplated by this Agreement other than orders involving the telecommunications industry in general.

EXCEPT AS SET FORTH IN THIS SECTION 9, NOTHING CONTAINED IN THIS AGREEMENT OR IN THE SCHEDULES HERETO SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY OF OR BY ANY OF SELLER OR BUYER OR THEIR SUBSIDIARIES AND AFFILIATES.

     10. COVENANTS. Buyer shall keep all records and data received from Seller pursuant to the Purchase Agreement in a manner consistent with Buyer's past practice and such records and data shall not be destroyed until the third anniversary of the termination of the Transition Services Period; PROVIDED, HOWEVER, that Buyer shall notify Seller of its intent to destroy any such records or data at least 60 days prior to the scheduled date of destruction, and if so requested in writing by Seller, deliver the records or data to be destroyed to Seller at Seller's expense. Seller shall have the right to make copies of any such records, PROVIDED that any such access or copying shall be had or done (i) at Seller's expense, (ii) in such a manner not to interfere with the normal conduct of the Buyer's business, and (iii) Seller shall not disclose or divulge confidential or proprietary information about the Business without Buyer's written consent. In the event of a proposed disposition of such records or data by the Buyer, directly or indirectly, to any party other than a subsidiary of Buyer shall be treated as a proposed destruction of such records or data.

     11. INDEMNIFICATION. To the fullest extent not prohibited by law, Seller shall protect, defend, indemnify and hold harmless Buyer (including its subsidiaries and affiliates) and each of its representatives (collectively, the "BUYER INDEMNITEES") from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts (collectively "LOSSES"), by reason of any proceeding initiated by any third person, arising or alleged to have arisen out of the performance by Buyer of its duties and obligations under and/or in accordance with this Agreement, except, in the case of any Buyer Indemnitee, to the extent such losses result directly from the actual fraud, intentional misconduct, a willful violation of law by or gross negligence of such Buyer Indemnitee. In the event any proceeding is brought against any Buyer Indemnitee with respect to which Seller may have liability under any indemnity contained herein, Seller shall have the right, at its sole cost and expense, to defend such proceeding in the name and on behalf of the Buyer Indemnitee and in connection with any such proceeding, the Parties agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such proceeding. The Buyer Indemnitee shall have the right to participate, at its own expense and with counsel of its choosing, in the defense of any proceeding against which it is indemnified hereunder and it shall be kept fully informed with respect thereto.

     12.  MISCELLANEOUS.

          a. HEADINGS. The headings in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement.

          b. NOTICE. All notices to be provided under this Agreement shall be provided as follows:

          To Buyer:

               WorldCom, Inc.
               500 Clinton Center Drive
               Clinton, MS 39056
               Attn: K. William Grother, Jr.
               Fax: (601) 460-5239

               WorldCom, Inc.
               1133 19th Street, N.W.
               9th Floor
               Washington, D.C.  20036
               Attn: Roland J. Behm
               Fax: (202) 736-6085
               with a copy to:

               Piper Marbury Rudnick & Wolfe LLP
               6225 Smith Avenue
               Baltimore, MD 21209
               Attn: Eric B. Miller, Esq.
               Fax: (410) 580-3216

          To Seller:

               Rhythms NetConnections Inc.
               9100 East Mineral Circle
               Englewood, Colorado 80112
               Attn: Brian Farley
               Telephone No.: (303) 876-5288
               Fax No.: (303) 476-2272

               With a copy to:

               Brownstein Hyatt & Farber, P.C.
               410 17th Street, Suite 2200
               Denver, Colorado 80202
               Attn: John L. Ruppert, Esq.
               Telephone No.: (303) 223-1170
               Fax: (303) 223-0970
               E-Mail: jruppert@bhfs.com

     All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand delivery or sent by registered mail, certified mail or express mail service, postage prepaid and return receipt requested, or by nationally utilized overnight delivery service (such as Federal Express) or by telephone facsimile transmission, PROVIDED that an original copy of any facsimile transmission shall be delivered to the addressee by hand delivery or by a nationally utilized overnight delivery service on the business day following such transmission. Facsimile notices shall be deemed given on the date of transmission. Any other notice shall be deemed given when delivery is received or refused, as the case may be. For purposes hereof, (i) a notice that is delivered during business hours shall be deemed delivered when actually delivered and (ii) a notice that is delivered outside of business hours shall be deemed to have been delivered at the beginning of business hours or the immediately succeeding business day.

     A party may change its address by giving the other party notice of the new address, PROVIDED that the new address must be a place in the Continental United States where the mails, telegrams, mailgrams, facsimile transmissions, hand deliveries and deliveries by private delivery services are regularly received. The change of address shall be effective on the date specified therefor in the notice, PROVIDED that the effective date shall be not sooner than 5 days or later than 30 days after notice thereof is delivered.

          c. APPLICABLE LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The Parties agree that any dispute pertaining to or arising under this Agreement shall be commenced and prosecuted either in the state or federal courts located in the State of Colorado.

          d. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, subject to the restrictions upon assignment and subletting set forth herein. Neither Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Party, not to be unreasonably withheld; PROVIDED that Buyer (as indicated) may assign its rights hereunder to any affiliate or subsidiary of Buyer, PROVIDED that Buyer shall remain responsible for the performance of all of its duties, obligations and responsibilities hereunder following such assignment. Any other assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Party, if such consent is required hereby, shall be void.

          e. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the exhibits, riders, and/or addenda, if any, set forth the entire agreement between the parties. Any prior or contemporaneous conversations or writings are merged herein, superseded and extinguished. Buyer and Seller acknowledge that neither Party has relied upon any oral or written representations, warranties or agreements in connection with this Agreement other than those expressly written in this Agreement. No subsequent amendment to this Agreement shall be binding upon Buyer or Seller unless it is reduced to writing and signed by Buyer and Seller.

          f. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument.

          g. PARTIAL INVALIDITY. If a provision of this Agreement or application thereof to a person or circumstance is invalid or unenforceable, the remainder of this Agreement or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          h. RULES OF CONSTRUCTION. Unless the context clearly indicates otherwise, the terms defined in this Agreement shall have the meanings specified herein for all purposes of this Agreement and the Schedules hereto. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms, and male, female and neuter genders of such terms, whenever and wherever necessary or appropriate. References to "Sections,"

"Subsections," "Exhibits" and "Schedules" are to the Sections and Subsections of, and Exhibits and Schedules to, this Agreement, respectively, unless otherwise specifically provided. Unless the context of this Agreement clearly indicates otherwise, the terms "include," "includes" and "including" shall be deemed to be followed by the words "without limitation." Unless the context of this Agreement clearly indicates otherwise, any reference to this Agreement herein, in the Purchase Agreement or in any of the other documents referenced in this Agreement and in the Purchase Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions and supplements hereto and thereto, as applicable, made in accordance with the terms hereof or thereof, respectively.

             [The remainder of this page left intentionally blank.]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

                                        BUYER:

                                        MCI WorldCom Network Services, Inc.,
                                        a Delaware corporation

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        SELLER:

                                        Rhythms NetConnections Inc.,
                                        a Delaware corporation

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                [SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

                                    EXHIBIT A

                             SUB-SUBLEASE AGREEMENT

                                  See attached.

                                    EXHIBIT B

                               TRANSITION SERVICES

     Buyer shall provide to Seller the following corporate, operational and infrastructure services:

1.   OFFICE SERVICES:

     a.   Telephone;

     b.   Fax equipment;

     c.   Computers;

     d.   Office furniture, fixtures and other equipment;

     e.   Utilities;

     f.   Building access cards;

     g.   Building security;

     h.   Files storage;

     i.   Shared MIS access;

     j.   Shared accounting services and data;

     k.   Shared HR services and data;

     l.   Shared payroll services and data;

     m.   Other shared data services and files;

     n.   Shared server support;

     o.   Shared business software applications;

     p.   Shared hardware;

     q. Any other reasonable services requested by Seller from Buyer in connection with the Wind Down.

     r. All necessary insurance that Buyer will carry in the ordinary course of business as tenant of such premises.

2.   SHARED PERSONNEL:

     Sharing Formula: [NAME] will devote ___% of his regular 40-hour work week with WorldCom to assisting Seller in the Wind Down. [NAME] will report directly to ____________ of Seller. [NAME]'s base salary with Buyer is $_________ per month. Seller will reimburse Buyer for ____% of [NAME]'s base salary in accordance with Section 4(b) of the Transition Services Agreement.

     The schedule of Shared Employees and his/her base salary is attached hereto.

NONE OF BUYER'S FURNITURE, FIXTURES, EQUIPMENT, INTELLECTUAL PROPERTY, SYSTEMS, OTHER TANGIBLE OR INTANGIBLE ASSETS OR EMPLOYEES BEING USED BY SELLER OR MADE AVAILABLE FOR USE BY SELLER OR USED BY BUYER IN PROVIDING TRANSITION SERVICES TO SELLER UNDER THIS AGREEMENT ("BUYER'S PROPERTY") IS BEING TRANSFERRED TO SELLER HEREBY, SELLER IS NOT ACQUIRING ANY OWNERSHIP INTEREST IN ANY OF BUYER'S PROPERTY AND SELLER AGREES TO RETURN ALL OF BUYER'S PROPERTY TO SELLER AT THE END OF THE TRANSITION PERIOD in the same condition in which it was provided at the inception of the Agreement, reasonable wear and tear excepted. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING ANY OF THE TRANSITION SERVICES OR ANY OF BUYER'S PROPERTY LISTED ABOVE.

                                    EXHIBIT C

                         CONTINUING TRANSITION SERVICES


     The Continuing Transition Services include the following:

     1.   Customer files which relate or related to the Business;

     2.   Personnel files which relate or related to the Business;

     3.   MIS and data which relate or related to the Business;

     4.   accounting services and data which relate or related to the Business;

     5. Human Resource services and data which relate or related to the Business;

     6.   Payroll services and data which relate or related to the Business;

     7. All other information data bases, files, storage facilities, data services and other reasonable services requested by Seller in connection with the Wind Down which relate or related to the Business, whether stored on paper, electronically or otherwise, where ever located.